Exhibit 10.1

March 4, 2013

BY HAND DELIVERY

David McGirr

Cubist Pharmaceuticals, Inc.

65 Hayden Avenue

Lexington, MA  02421

Re:  Transition Letter

Dear David:

You are a highly valuable employee of Cubist Pharmaceuticals, Inc. (including any successor organizations, “Cubist”).  Cubist wishes to retain you as an employee during a transition period, as described below, and is therefore willing to make certain commitments in order to induce you to remain an employee.  This letter will confirm the agreement between you and Cubist (“Agreement”) in that regard.  The Agreement is as follows:

1.                                      Definitions.  For the purposes of this Agreement, the following definitions apply:

(a)                                 “Cause” means, as determined in the reasonable judgment of Cubist: (i) you commit an act of dishonesty, fraud or misrepresentation in connection with your employment; (ii) you are convicted of, or plead nolo contendere to, a felony or a crime involving moral turpitude; (iii) you breach any material obligation under your Employee Confidentiality Agreement/Proprietary Information and Inventions Agreement (your “Employee Agreement”) or Cubist’s Code of Conduct and Ethics; (iv) you engage in substantial or continuing inattention to or neglect of your duties and responsibilities reasonably assigned to you by Cubist; (v) you engage in substantial or continuing acts to the detriment of Cubist or inconsistent with Cubist’s policies or practices; or (vi) you fail to carry out the reasonable and lawful instructions of your supervisor or the Cubist Board of Directors that are consistent with your duties.

(b)                                 “Change of Control” means the first to occur of the following: (i) any person or entity other than Cubist or one of its subsidiaries becomes the owner of more than fifty percent (50%) of Cubist’s common stock or (ii) the consummation of a sale of all or substantially all of the business and/or assets of Cubist to another person or entity pursuant to an agreement of acquisition, merger, or consolidation that has been approved by Cubist’s stockholders.  Notwithstanding the foregoing, a Change of Control” shall not be deemed to have occurred unless it also qualifies as a change in control event (as defined in Treasury Regulation Section 1.409A-3(i)(5)).

2.                                      Resignation.  You hereby resign from your position as Chief Financial Officer of Cubist and from your occupancy of all other offices you hold with Cubist or any of its subsidiaries (together, the “Resignations”), with such Resignations effective as of March 4, 2013 (the “Transition Date”).  Cubist, on its own behalf and on behalf of its subsidiaries, hereby accepts the Resignations as of the Transition Date.  It is understood and agreed that Cubist and its subsidiaries will take actions in reliance on the Resignations and that the Resignations will become irrevocable on the Transition Date.  You agree to sign and return such documents confirming the Resignations as Cubist or any of its subsidiaries may reasonably request.

3.                                      Transition Agreement.

(a)                                 From the Transition Date until March 31, 2013, unless your employment is earlier terminated in accordance with Section 3(c), you will continue to be employed by Cubist on a full-time basis as Senior Advisor to the CEO (the “Initial Transition Period”).  Cubist will continue to pay you your base salary, at your current annualized base rate of pay of Four Hundred and Twenty-Five Thousand Dollars ($425,000) (the “Base Salary”) and in accordance with the regular payroll practices of Cubist, during the Initial Transition Period.  While you are employed during the Initial Transition Period, you will continue to be eligible to participate in the employee benefit plans made available by Cubist from time to time to its employees generally, subject to plan terms and generally applicable Cubist policies.

(b)                                 From March 31, 2013 until the earliest to occur of (a) your voluntary resignation from your employment, (b) the termination of your employment by Cubist, or (c) June 1, 2014 (the “Separation Date”), you will continue to be employed by Cubist on a part-time basis as Senior Advisor to the CEO (the “Extended Transition Period” and, together with the Initial Transition Period, the “Transition Period”).  It is anticipated that, during the Extended Transition Period, you will provide services for a time commitment that is fifty percent (50%) of the level of services you provided to Cubist during the thirty-six (36) month period ending on March 31, 2013; provided, however, that such level of services will, in all events, be greater than twenty percent (20%) of the average level of services you provided to Cubist during such thirty-six (36) month period.  Cubist will pay you a base salary, at an annualized rate of Two Hundred Twelve Thousand and Five Hundred Dollars ($212,500) (the “Transitional Base Salary”) and in accordance with the regular payroll practices of Cubist, during the Extended Transition Period.  While you are employed during the Extended Transition Period, you will continue to be eligible to participate in the employee benefit plans made available by Cubist from time to time to its employees generally, subject to plan terms and generally applicable Cubist policies.  Without limiting the generality of the foregoing, you will be eligible to receive an award under Cubist’s Short Term Incentive Plan (the “STI Plan”) for the 2013 calendar year, determined in accordance with the terms and conditions of the STI Plan, but determined using (i) your actual earned base salary during the calendar year ending December 31, 2013, (ii) a 60% bonus target with respect to the period from January 1, 2013 through March 31, 2013, and (iii) a 50% bonus target with respect to the period from April 1, 2013 through December 31, 2013,  for purposes of such determination.

(c) During the Transition Period, you will perform the duties and responsibilities of your position, and such other duties and responsibilities as are expressly assigned to you by the Chief Executive Officer of Cubist.  Both you and Cubist may terminate your employment at any time during the Transition Period upon written notice to the other party.

4.                                      Severance.

(a)                                 Except as set forth in Section 4(b) below, in the event that your employment is terminated for any reason other than by Cubist for Cause, then, following and subject to receipt by Cubist of your signed and effective release of claims as more fully described in Section 9 below (and your not revoking such release during any applicable revocation period), Cubist shall pay you an amount equal to Six Hundred Thirty-Seven Thousand Five Hundred Dollars ($637,500) minus the total amount of  Transitional Base Salary paid to you during the Extended Transition Period (the “Severance Payment”).  Payments will begin on the sixtieth (60th) day following the Separation Date and will be made in twelve (12) semi-monthly installments.  A payment in the amount of $53,125 will be made on each of the final three (3) payment dates; the remaining portion of the Severance Payment will be paid in equal installments on the initial nine (9) payment dates.  The first payment will be retroactive to the day immediately following the Separation Date and will include any installments that would have otherwise been paid during the sixty (60) days following the Separation Date.

(b)                                 In the event that a Change of Control occurs prior to the Separation Date, and your employment is subsequently terminated for any reason other than by Cubist for Cause, then, following and subject to receipt by Cubist of your signed and effective release of claims as more fully described in Section 9 below (and your not revoking such release during any applicable revocation period), Cubist shall, in lieu of making any payments to you under Section 4(a), make a one-time, lump-sum payment to you on the sixtieth (60th) day following the Separation Date equal to Six Hundred Thirty-Seven Thousand Five Hundred Dollars ($637,500) plus your target annual bonus amount for the year in which the Change of Control occurs.

(c)                                  In the event that you become entitled to severance payments under Section 4(a) or 4(b) of this Agreement:

(1)                                 Subject to (i) your having timely elected continuation coverage under the federal law known as “COBRA”, (ii) such continuation coverage not having terminated and (iii) your timely payment of a portion of each monthly COBRA premium equal to the portion an active employee would be required to pay for the same coverage, Cubist shall be responsible for the balance of the monthly premium for a period of up to eighteen (18) months beginning on the first day of the month after the month in which your employment terminates or, if earlier, until such time as your COBRA coverage terminates.  Notwithstanding the foregoing, if the payment by Cubist of the amounts described in this Section 4(c)(1) will subject or expose Cubist to taxes or penalties, you and Cubist agree to renegotiate the provisions of this Section 2(c)(1) in good faith and enter into a substitute arrangement pursuant to which Cubist will not be subjected or exposed to taxes or penalties and you will be provided with payments or benefits with an economic value that is no less than the economic value of the payments described herein.

(2)                                 If the Separation Date occurs following January 1, 2014, you will be eligible to receive an award under the STI for the 2014 calendar year, determined in accordance with the terms and conditions of the STI Plan, pro-rated based on the number of days that you have been employed during the 2014 calendar year and determined using (i) your actual earned base salary during the calendar year ending December 31, 2014 and (ii) a 50% bonus target.

Notwithstanding any other provision with respect to the timing of payments under this Section 4, in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (“Section 409A”), if any amount or benefit to be paid to you pursuant to this Agreement as a result of your termination of employment constitutes “deferred compensation” within the meaning of,  and subject to, Section 409A, if you are a “specified employee” (as determined by Cubist in its sole discretion and as defined below) on the Separation Date, any payment or benefit or portion thereof, if any, that is scheduled to be paid or provided to you hereunder during the first six (6) months following the Separation Date shall not be paid until the date which is the first business day of the seventh month following the Separation Date.  For purposes of the preceding sentence, the term “specified employee” means an individual who is determined by Cubist to be a specified employee under Treasury regulation Section 1.409A-1(i).  Cubist may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status.  Any such written election shall be deemed part of this Agreement.  For purposes of the Treasury Regulations under Section 409A, each payment described in this Section shall be treated as a separate payment.

For purposes of this Agreement, references to termination of employment,

separation from service and similar or correlative terms mean a “separation from service” (as defined at Section 1.409A-1(h) of the Treasury Regulations) from Cubist and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with Cubist under Section 1.409A-1(h)(3) of the Treasury Regulations.

5.                                      Withholding.  All payments made by Cubist under this Agreement shall be reduced by any tax or other amounts required to be withheld by Cubist under applicable law.

6.                                      Medical and Dental Benefits.  Except for any right you have to continue participation in Cubist’s group health and dental plans under COBRA, all employee benefits shall terminate in accordance with the terms of the applicable benefit plans as of the Separation Date. The “qualifying event” under COBRA, which triggers your right to continue your health insurance post-employment, shall be deemed to have occurred on the first day of the month following your Separation Date.

7.                                      Treatment of Equity.

(a)                                 For the avoidance of doubt, your employment during the Transition Period will be treated as continued employment by Cubist for purposes of any Cubist equity plan.

(b)                                 In the event that you become entitled to severance payments under Section 4(b) of this Agreement, then, effective as of the Separation Date, but subject to receipt by Cubist of your signed and effective release of claims as more fully described in Section 9 below (and your not revoking such release during any applicable revocation period), all outstanding unvested stock options and/or restricted stock awards granted to you under any Cubist equity plan prior to the Change of Control shall become exercisable and vested in full, and all restrictions thereon shall lapse, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such options or awards, and Cubist and you hereby agree that such stock option agreements and restricted stock awards are hereby, and will be deemed to be, amended to give effect to this provision.

(c)                                  You will have until the earlier of (1) the date that is twelve (12) months following the Separation Date or (2) the expiration date of the relevant stock option to exercise any stock option that is vested and exercisable as of the Separation Date, notwithstanding any provisions to the contrary in any stock option agreement(s) evidencing such option(s), and Cubist and you hereby agree that such stock option agreements are hereby, and will be deemed to be, amended to give effect to this provision.

8.                                      No Contract of Employment.  This Agreement is not a contract of employment for a specific term, and your employment is “at will” and may be terminated by Cubist at any time and for any reason.

9.                                      Employee Releases.

(a)                                 In exchange for the payments and benefits provided to you under this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and to which you acknowledge you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices statutes of the state or states in which you have provided services to Cubist and/or any other federal, state or local law, regulation or other requirement, and you hereby release and forever discharge Cubist and all of its past, present and future subsidiaries, affiliates, officers, directors, trustees, employees, employee benefit plans, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights and claims.

(b)                                 Any obligation of Cubist to provide you severance payments or other benefits under Section 4, 7(b) or 7(c) of this Agreement is expressly conditioned upon your signing and returning (and not revoking during any applicable revocation period) a general release of claims in a form reasonably satisfactory to Cubist on or after the date when your employment terminates and within the time period specified in such release (which in all events shall be no later than the fiftieth (50th) calendar day following the date on which your employment terminates).  Cubist shall provide you with the general release promptly after the date on which you give or receive, as the case may be, notice of termination of your employment or, if you remain employed through such date, June 1, 2014.

10.                               Continuing Obligations, Confidentiality and Non-Disparagement.

(a)                                 You agree that you will continue to comply with your obligations under your Employee Agreement.

(b)                                 You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.  You also agree that you will never disparage or criticize Cubist, its business, its management or its services, and that you will not otherwise do or say anything that could disrupt the good morale of Cubist employees or harm its interests or reputation.

(c)                                  In signing this Agreement, you represent and warrant that you will return to Cubist, on or before the Separation Date, any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Cubist business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of Cubist in your possession or control.  Further, you represent and warrant that you will not retain copies of any Cubist documents, materials or information (whether in hardcopy, on electronic media or otherwise).  Recognizing that your employment with Cubist will end as of the Separation Date, you agree that you will not, for any purpose, attempt to access or use any Cubist computer or computer network or system, including without limitation its electronic mail system, after the Separation Date.  Further, you acknowledge that you will disclose to Cubist all passwords necessary or desirable to enable Cubist to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

11.                               Assignment.  You shall not make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of Cubist.  Cubist may assign its rights and obligations under this Agreement without your consent. This Agreement shall inure to the benefit of and be binding upon you and Cubist, and each of our respective successors, executors, administrators, heirs and permitted assigns, including any organization involved in a Change of Control.

12.                               Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision hereof shall be valid and enforceable to the fullest extent permitted by law.

13.                               Miscellaneous.  This Agreement sets forth the entire agreement between you and Cubist in connection with the subject matter hereof, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof (including without limitation the Retention Letter between you and Cubist dated as of October 12, 2010), other than any obligations set forth in your Employee Agreement, which obligations shall remain in full force and effect.  In consideration of the payments and benefits provided to you hereunder, you agree that, when your employment with Cubist terminates, such payments and benefits shall be in complete satisfaction of any and all obligations that Cubist may have to you, including under any severance guidelines, practices or policies that Cubist may have in place during your employment or at or after your employment terminates.  Any severance amounts due to you under this Agreement shall be reduced by any notice or pay in lieu thereof that Cubist is required to give under the federal law known as “WARN” or any similar state statute.  This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of Cubist.  This Agreement may be executed in two counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its or any other state’s conflicts of laws principles, and all disputes hereunder shall be adjudicated in the courts of the Commonwealth of Massachusetts, to whose personal jurisdiction you hereby consent.

This Agreement, which includes the release of claims set forth in Section 9, creates legally-binding obligations and Cubist therefore advises you to consult an attorney before you sign this Agreement.  In signing this Agreement, you give Cubist assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity to consider this Agreement and to consult with an attorney, if you wished to do so, or to consult with any of those other persons listed in the first sentence of Section 10(b) above before signing it; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one (21) days of the date you receive it.  You may revoke this Agreement at any time during the seven (7) day period immediately following the date of your signing.  If you do not revoke it, then, at the expiration of that seven (7) day period, this letter will take effect as a legally-binding agreement between you and Cubist on the basis set forth above.  Please keep one original for your records and return one original to me.

Cubist Pharmaceuticals, Inc.

		By:	/s/ Michael W. Bonney
Michael W. Bonney
		Date:	February 28, 2013

Accepted and Agreed:

By:	/s/ David McGirr
Name:	David McGirr
Date:	February 28, 2013